                                                                      Exhibit 12

                              [Dechert Letterhead]

August 13, 2004

Board of Directors
ING Bond Fund
ING Series Fund, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Board of Trustees
ING Intermediate Bond Fund
ING Funds Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

ING Intermediate Bond Fund
ING Funds Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to the ING Bond Fund, a separate series of ING Series Fund, Inc. (formerly, Aetna Series Fund, Inc.) ("Target"), a Maryland corporation, to the holders of the shares of beneficial interest (the "shares") of Target (the "Target Shareholders"), and to the ING Intermediate Bond Fund ("Acquiring Fund"), a separate series of ING Funds Trust, a Delaware business trust, in connection with the proposed transfer of substantially all of the properties of Target to Acquiring Fund in exchange solely for voting shares of beneficial interest of Acquiring Fund ("Acquiring Fund Shares"), followed by the distribution of such Acquiring Fund Shares received by Target in complete liquidation and termination of Target (the "Reorganization"), all pursuant to the Agreement and Plan of Reorganization (the "Plan") dated as of March 24, 2004, between ING Series Fund, Inc., on behalf of Target, and ING Funds Trust, on behalf of Acquiring Fund.

For purposes of this opinion, we have examined and rely upon (1) the Plan; (2) the definitive Form N-14 filed by Acquiring Fund on June 2, 2004 with the U.S. Securities and Exchange Commission; (3) the related Proxy Statement dated June 11, 2002; (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from ING Funds Trust, on behalf of Acquiring Fund; (5) the facts and representations contained in the letter dated on or about the date hereof addressed to us from ING Series Fund, Inc., on behalf of Target; and (6) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

August 13, 2004
Page 2

This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

Based upon the foregoing, it is our opinion that:

1. The acquisition by Acquiring Fund of substantially all of the properties of Target in exchange solely for Acquiring Fund Shares followed by the distribution of Acquiring Fund Shares to the Target Shareholders in exchange for their Target shares in complete liquidation and termination of Target will constitute a reorganization within the meaning of section 368(a) of the Code. Target and Acquiring Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

2. Target will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares except to the extent that Target's assets consist of contracts described in section 1256(b) of the Code ("Section 1256 Contracts"); Target will be required to recognize gain or loss on the transfer of any such Section 1256 contracts to Acquiring Fund pursuant to the Reorganization as if such Section 1256 contracts were sold to Acquiring Fund on the effective date of the Reorganization at their fair market value. Target will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Target in the Reorganization. We do not express any opinion as to whether any accrued market discount will be required to be recognized as ordinary income.

3. Acquiring Fund will recognize no gain or loss upon receiving the properties of Target in exchange solely for Acquiring Fund Shares.

4. The aggregated adjusted basis to Acquiring Fund of the properties of Target received by Acquiring Fund in the reorganization will be the same as the aggregate adjusted basis of those properties in the hands of Target immediately before the exchange.

5. Acquiring Fund's holding periods with respect to the properties of Target that Acquiring Fund acquires in the transaction will include the respective periods for which those properties were held by Target (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

6. The Target Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Target shares.

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7. The aggregate basis of the Acquiring Fund Shares received by a Target Shareholder in the transaction will be the same as the aggregate basis of Target shares surrendered by the Target Shareholder in exchange therefor.

8. A Target Shareholder's holding period for the Acquiring Fund Shares received by the Target Shareholder in the transaction will include the holding period during which the Target Shareholder held Target shares surrendered in exchange therefor, provided that the Target Shareholder held such shares as a capital asset on the date of Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very truly yours,